Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549

FOR IMMEDIATE RELEASE		DRG&E Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Announces the

Completion of Required Repurchases of

11% Senior Secured Notes due 2015

ALICE, TEXAS – June 29, 2010 – Forbes Energy Services Ltd. (TSX: FRB) today announced that it has completed the repurchases of the 11% Senior Secured Notes due 2015 required by the indenture governing such notes. In total, $7,250,000 principal amount of such 11% Senior Secured Notes were repurchased in 2010 in the open market (in addition to the $5,250,000 in principal amount repurchased in the open market in 2009), which has resulted in a nominal gain on extinguishment of debt in 2010. The repurchased Senior Notes have been cancelled.

The repurchase and cancellation leaves an outstanding principal amount of approximately $192.5 million of Senior Notes.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

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